Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE:
November 14, 2006
                                         Contact: Russell Cole or Timothy Felter
                                              The First National Bank of Ipswich
                                                                    978-356-3700

                    First Ipswich Bancorp Announces Earnings

Ipswich, MA - First Ipswich Bancorp (OTC: FIWC), the bank holding company for The First National Bank of Ipswich, today announced earnings for the quarter ended September 30, 2006.

The Company reported a net loss of $812,000 for the quarter ended September 30, 2006 as compared to net income of $130,000 for the quarter ended September 30, 2005. Net interest income at the Company, and the banking industry in general, continues to be under pressure. Net interest income held nearly steady at $2.93 million in the third quarter of 2006 as compared to $2.99 million in the same quarter of 2005.

Russell G. Cole, President and Chief Executive Officer, stated, "The restructuring charges reported for the third quarter of 2006 are an integral part of the Strategic Plan that incorporates a disciplined and focused approach to improving the Company's earnings. These restructuring charges, totaling $1.40 million on a pre-tax basis and $0.92 million on an after-tax basis, are reflected in the earnings reported for the third quarter." Mr. Cole also pointed out that, "If the restructuring charges were not recorded in the quarter ended September 30, 2006, the Company would have reported a modest, after-tax profit similar to the same quarter last year. We see this as a sign we're on the right path for the future."

Basic and diluted earnings (loss) per share for the quarters ended September 30, 2006 and September 30, 2005 were $ (0.37) per share and $ 0.06 per share respectively.

The Company reported a net loss of $1.64 million for nine months ended September 30, 2006 compared to net income of $284,000 for the nine months ended September 30, 2005. Net interest income was up slightly at $8.28 million for the first nine months of 2006 compared to $8.27 million for the first nine months of 2005.

Basic and diluted earnings (loss) per share for the nine months ended September 30, 2006 and September 30, 2005 were $ (0.74) per share and $ 0.13 per share respectively.
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The Company reported assets of $402.9 million, which represents an increase of
$8.5 million since December 31, 2005 and an increase of $12.6 million since September 30, 2005. During the nine months ended September 30, 2006, total loans increased by $15.8 million to $250.4 million. During the twelve months ended September 30, 2006 loans increased by $22.2 million

Deposits increased by $17.7 million during the nine months to total $276.5 million at September 30, 2006 and increased by $8.9 million for the 12 month period since September 30, 2005.

"The first nine months of 2006 have been challenging for the Company," Mr. Cole observed. "Obviously, we had hoped for more robust earnings, but the signs are there that we're trending in the right direction. With our Strategic Plan, and the commitment of the Board, Management and our staff, we're well-positioned to become a premier community bank within the markets we serve."

The First National Bank of Ipswich, which was established in 1892, is a wholly owned subsidiary of First Ipswich Bancorp (OTC: FIWC). Headquartered in Ipswich, Massachusetts, approximately 25 miles northeast of Boston, The First National Bank of Ipswich operates eleven full-service offices in the Massachusetts communities of Ipswich, Gloucester, Essex, Newburyport, Rowley, Beverly, Boston, and Cambridge, and in the New Hampshire communities of Londonderry and Portsmouth. The First National Bank of Ipswich offers a wide array of personal and commercial banking products and services.

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. Words such as "intends," "believes," "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, competitive conditions in the Bank's marketplace generally, the Bank's continued ability to originate quality loans, fluctuation in interest rates including fluctuations which may affect the Bank's interest rate spread, real estate conditions in the Bank's lending areas, changes in the securities or financial markets, changes in loan defaults and charge-off rates, a deterioration in general economic conditions on a national basis or in the local markets in which Bancorp operates, the Bank's continued ability to attract and retain deposits, the risk that difficulties will arise in connection with the integration of the operations of acquired businesses with the operations of Bancorp's banking or investment management businesses, the Company's ability to control costs, new accounting pronouncements, and the Bank's continued ability to comply with existing and future regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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